Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES $5.0 MILLION OPEN MARKET

STOCK REPURCHASE PROGRAM

EVANSTON, Ill., January 28, 2016 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced that its Board of Directors has approved an open market stock repurchase program (the “Program”) under which the Company may acquire up to $5.0 million of the outstanding common stock. Under the Program, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time provided that the Company complies with the prohibitions under its insider trading policies and the requirements of Rule 10b-18 of the Exchange Act, including certain price, market volume and timing constraints. The timing, manner, price and amount of any share repurchases will be determined by Fidus’ management, in its discretion, based upon the evaluation of economic and market conditions, stock price, capital availability, applicable legal and regulatory requirements and other corporate considerations.

Unless extended by its Board of Directors, the Company expects that the Program will be in effect until January 22, 2017, or until the approved dollar amount has been used to repurchase shares. The program does not require Fidus to repurchase any specific number of shares and Fidus cannot assure that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which we generally define as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’ control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

Company Contact:	Investor Relations Contact:
Edward H. Ross	Jody Burfening / Ed McGregor
Chief Executive Officer	LHA
Fidus Investment Corporation	(212) 838-3777
847-859-3940	jburfening@lhai.com